Exhibit 2.1

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of December 23, 2021 (the “First Amendment Date”), is made and entered into by and among SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), SUPERNOVA MERGER SUB, INC., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), SUPERNOVA ROMEO MERGER SUB, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and Rigetti Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, Acquiror, Merger Subs, and the Company are each a party to that certain Agreement and Plan of Merger, dated as of October 6, 2021 (the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (i) First Merger Sub will merge with and into the Company, with the Company being the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger; and

WHEREAS, in accordance with and as permitted by Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AMENDMENT

1.    Merger Agreement Amendments. The Merger Agreement is hereby amended as follows:

(a)    Recitals.

(i)    Original Subscription Agreements. The sixteenth paragraph of the Recitals of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “Original PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, an “Original Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Domesticated Acquiror Common Stock set forth in the Original Subscription Agreements at a price per share equal to $10.00, in exchange for an aggregate purchase price of $102,510,000 on the Closing Date (as defined below), on the terms and subject to the conditions set forth therein, with such purchases to be consummated immediately prior to the consummation of the Mergers.

(ii)    Additional Subscription Agreements. The following paragraph shall be inserted as a new seventeenth paragraph of the Recitals of the Merger Agreement:

WHEREAS, on December 23, Acquiror has obtained additional commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “Additional PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, an “Additional Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Domesticated Acquiror Common Stock set forth in the Additional Subscription Agreements at a price per share equal to $10.25, in exchange for an aggregate purchase price of $45,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein, with such purchases to be consummated immediately prior to the consummation of the Mergers.

(b)    Definitions.

(i)    PIPE Investment. The definition of “PIPE Investment” in Section 1.01 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“PIPE Investment” means any investment in shares of Domesticated Acquiror Common Stock pursuant to a Subscription Agreement.

(ii)    Subscription Agreement. The definition of “Subscription Agreement” in Section 1.01 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Subscription Agreement” means an Original Subscription Agreement, an Additional Subscription Agreement or an Incremental Subscription Agreement.

(iii)    Incremental Subscription Agreement. Section 1.01 of the Merger Agreement is hereby amended to add the following definition in alphabetical order:

“Incremental Subscription Agreement” means any subscription agreement with respect to a private placement of shares of Domesticated Acquiror Common Stock to be consummated immediately prior to the consummation of the Mergers, that is entered into by Acquiror pursuant to and in accordance with Section 8.02(h) and Section 8.03, excluding for the avoidance of doubt, all Original Subscription Agreements and Additional Subscription Agreements.

(i)    First Amendment Date. Section 1.01 of the Merger Agreement is hereby amended to add the following definition in alphabetical order:

“First Amendment Date” means December 23, 2021.

(c)    PIPE Investment. Section 6.14(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(a)     As of the First Amendment Date, Acquiror has delivered to the Company true, correct and complete copies of each of the Original Subscription Agreements and Additional Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions for an aggregate gross purchase price of $147,510,000 (the “PIPE

Investment Amount”). As of the First Amendment Date, to the knowledge of Acquiror, with respect to each PIPE Investor, the Original Subscription Agreement or Additional Subscription Agreement, as applicable, with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the First Amendment Date, each Original Subscription Agreement and Additional Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by Acquiror or, to the knowledge of Acquiror, any other party thereto nor the performance by Acquiror or, to the knowledge of Acquiror, any other party thereto of its obligations under any such Subscription Agreement violates or will violate any Laws. As of the First Amendment Date, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that modifies the economic terms of such Original Subscription Agreement or Additional Subscription Agreement or that could reasonably be expected to affect the obligation of such PIPE Investor to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Original Subscription Agreement or Additional Subscription Agreement of such PIPE Investor, and, as of the First Amendment Date, to the knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Original Subscription Agreement or Additional Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. As of the First Amendment Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Original Subscription Agreement or Additional Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Original Subscription Agreement or Additional Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, subject to the Enforceability Exceptions.

(b)     As of the First Amendment Date, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Original Subscription Agreements and the Additional Subscription Agreements.

2.    Interpretation. References to “this Agreement” in the Merger Agreement or words of similar import mean the Merger Agreement as amended by this Amendment.

3.    Other Provisions Unaffected. Except as expressly amended by this Amendment, the Merger Agreement shall remain unchanged and in full force and effect in accordance with its terms.

4.    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

6.    Consent. The Company hereby irrevocably consents to the entry by Acquiror into the Additional Subscription Agreements and the consummation of the transactions contemplated thereby, including the issuance of Domesticated Acquiror Common Stock to the investors party thereto in accordance with the terms thereof, for all purposes of the Merger Agreement, including, for the avoidance of doubt, under Sections 8.02 and 8.03 thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

SUPERNOVA PARTNERS ACQUISITION COMPANY II, LTD.

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Director

SUPERNOVA MERGER SUB, INC.

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Secretary

SUPERNOVA ROMEO MERGER SUB, LLC

By:	/s/ Michael Clifton
Name:	Michael Clifton
Title:	Secretary

[Signature Page to Merger Agreement Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

RIGETTI HOLDINGS, INC.

By:	/s/ Rick Danis
Name:	Rick Danis
Title:	Secretary

[Signature Page to Merger Agreement Amendment]